EXHIBIT 10.4

           PROPOSED FORM OF VIDEO ONE CANADA LTD. BUSINESS AGREEMENT
                            WITH LANGARA DISTRIBUTION


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                              VIDEO ONE CANADA LTD.
                  BUSINESS AGREEMENT WITH LANGARA DISTRIBUTION

The purpose of this agreement is to document the terms and conditions of sale of prerecorded videocassettes, DVD and accessories between Video One Canada Ltd. (Video One) and Langara Distribution (Langara). Both parties indicate their acceptance of these terms by signing where indicated. This agreement is effective June 26, 2001 to June 26, 2002. This agreement will be renewed automatically for another year upon expiry unless either party with written notification terminates it 60 days prior to expiration date. Either Video One or Langara Distribution can terminate this agreement at any time, during the initial and/or renewal period, with 90 days written notification.

This agreement constitutes the entire agreement between Video One and Langara Distribution with respect to the matters provided herein. The parties hereto acknowledge that there is no representation, warranty, undertaking, agreement or understanding between them other than as expressed herein. The terms and conditions of this agreement supersede all previous proposals, quotations, negotiations and other communications between the parties whether written or oral.

PAYMENT TERMS


o Payments are due weekly, 14 days from invoice date (net 14 days) for all purchases. No unauthorized deductions are allowed. Any unauthorized deductions not resolved or explained within 30 days may cause the account to be put on hold.
o   A credit limit of $150,000 has been established.


PRICING

o        New Release VHS/DVD -  *

o        Catalogue VHS/DVD - *

o        Games - *

o Langara Distribution will be entitled to the benefit of CLOSEST PACK PRICING on orders placed by pre-order date. Pack pricing will not be extended to "Mixed" pack configurations however. Mixed packs are defined as packs containing more than one title. Cancellations of pack items after pre-order date are not allowed.

o   Video One can provide Langara with competitive pricing on accessories.

o A consolidated invoice will be generated for all catalogue products daily to minimize the number of invoices.


COOP/MDF

o Coop / MDF funds will be accrued title specifically and will be handled on a program-by-program basis. Coop is paid based on proof of advertising performance being provided to Video One by Langara Distribution no later than 30 days from ad date.

o Coop monies offered to Langara are the property of our supplying studios and as such, are subject to their published Terms and Conditions. Failure to abide by studio coop guidelines will result in the rejection of our coop submission. This, in turn, will result in a rejection of payment to Langara Distribution of that coop. To ensure ad compliance, Video One must obtain studio approval of all ads prior to ad date on Langara's behalf.

*Confidential information omitted and filed separately with the Securities and Exchange Commission


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o   Coop/MDF monies will be paid to Langara when Video One receives the proof of performance, provided all advertisements/promotions were pre-approved by Video One.




PRODUCT DELIVERY

o   New Release product - Will be available for pick up on Wednesday afternoon.
o Catalogue product - in stock product from Calgary branch where orders are received by 10:00 am will be ready for pick-up by 4:00pm daily. We request that you provide and identify a separate P.O. for customer orders, and one for stock replenishment.
o Freight charges for products sourced from branches other than Calgary will be the responsibility of Langara Distribution.

INVENTORY

o Video One Calgary will set a min/max inventory value on Langara's requirements based on information they provide. Titles on this list will remain on min/max for a period of 6 months. At that time, the purchasing system will review and reconfigure these requirements based on actual purchase history.
o Langara will assist in creating New Release forecasts by pre-order date in order to minimize out of stock situations due to late orders.

DEFECTIVES

o RA's for defective product will be issued up to 30 days from street date. Credits will be issued only if the product is not in stock; otherwise the product will be replaced. Replacement copies of VHS, DVD and Accessories will be supplied by the best economical means. Freight charges for defective returns to Video One are the responsibility of Langara and should be returned by the best economical means.

RETURNS

o All catalogue products are 100% guaranteed within 6 months of date of purchase. Return privileges on Major New Release titles will be determined by the studio published return policy and/or any product defined as non-returnable by the studios. Credits will be issued at the current value of the product being returned. Only product purchased from Video One is eligible for return.

o Cancellations/returns of new release product after pre-order date may be subject to a 20% restocking fee.

o Discontinued or Moratorium titles will not be accepted for return after the return date. Video One will forward discontinued and moratorium notices upon notification from the studios.

RETURNS PROCESSING

To ensure that Langara receives credits for returns on a timely basis, the following process will apply:

o Returns will be delivered prepaid by Langara to Video One. Langara retains ownership of returns in transit to Video One.

o If product is returned after 90 days of Langara 's original invoice date, the product may be subject to a reduced credit price of original purchase per title based on studio product revaluation policy.

o Langara must request a return authorization number (R.A.#) for each box prior to returning product.




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o   An R.A.# must be clearly marked on each box.

o All R.A.#'s must be written on the waybill for tracking and proof of delivery purpose.

o   Return quantity and pricing is subject to verification by Video One.

o Damaged / Defective returns must be requested separately from other product and clearly identified as damaged / defective.




GENERAL

o Langara Distribution is deemed to have accepted the invoices at face value unless a written objection is submitted to Video One's credit department within 30 days of invoice date.

o Langara Distribution agrees to pay in accordance with the terms of this agreement and that Langara Distribution shall not be entitled to defer any payment by reason of any claim for set off.





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Michael Glossop                             Mike Duszynski
Director, Alberta Region                    President
Video One Canada Ltd.                       Langara Distribution

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Date                                        Date










*Confidential information omitted and filed separately with the Securities and Exchange Commission